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                                              Exhibit 12.1



       United Air Lines, Inc. and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges



                                          Six Months Ended
                                               June 30
                                           1996       1995
                                            (In Millions)
Earnings:

   Earnings before income taxes and
     extraordinary item                   $  380    $  228
   Fixed charges, from below                 460       569
   Undistributed earnings of affiliates      (32)      (23)
   Interest capitalized                      (39)      (22)
                                           -----     -----
       Earnings                           $  769    $  752
                                           =====     =====

Fixed charges:

   Interest expense                       $  156    $  185
   Portion of rental expense
     representative of the interest
     factor                                  304       384
                                           -----     -----
   Fixed charges                          $  460   $   569
                                           =====     =====

Ratio of earnings to fixed charges          1.67      1.32
                                           =====     =====
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